Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Glen Ceremony Chief Financial Officer ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter 2015 Results

NEW YORK, February 11, 2016 — Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $32.1 million, down 3% in constant currencies

•	Revenue up 5% in Europe in constant currencies

•	Non-GAAP earnings per share of $0.03, compared to loss per share of $(0.13) in the prior-year period

•	Operating profit of $976,000

•	Cash flow from operations of $3.1 million

Travelzoo, a global media commerce company, today announced financial results for the fourth quarter ended December 31, 2015, with revenue of $32.1 million and net income of $435,000. In nominal terms, revenue decreased by 6% year-over-year. In constant currencies, revenue decreased by 3% year-over-year. Non-GAAP earnings per share (EPS) was $0.03.

"In the fourth quarter of 2015, the number of Travelzoo members worldwide continued to increase to 28.4 million. Our objective remains to leverage Travelzoo's global scale and trusted brand for further improvements in earnings in future periods," said Holger Bartel, Chairman and Global CEO.

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North America
North America business segment revenue decreased 9% year-over-year to $19.5 million. Operating income for the fourth quarter was $390,000, or 2% of revenue, compared to an operating loss of $931,000 in the prior-year period.

Europe
Europe business segment revenue decreased 2% year-over-year to $10.0 million. In constant currencies, revenue increased 5% year-over-year. Operating income for the fourth quarter was $1.5 million, or 15% of revenue, up from $348,000, or 3% of revenue in the prior-year period.

Asia Pacific
Asia Pacific business segment revenue decreased 6% year-over-year to $2.6 million. In constant currencies, revenue was flat year-over-year. Operating loss for the fourth quarter was $920,000, compared to an operating loss of $1.1 million in the prior-year period.

Members
As of December 31, 2015, Travelzoo had a worldwide unduplicated number of members of 28.4 million, which includes 3.5 million members in Asia Pacific. In North America, unduplicated number of members was 17.2 million as of December 31, 2015, up 2% from December 31, 2014. In Europe, unduplicated number of members was 7.8 million as of December 31, 2015, up 7% from December 31, 2014. In Asia Pacific, unduplicated number of members was 3.5 million as of December 31, 2015, down 1% from December 31, 2014, following the decision by Travelzoo to unsubscribe certain e-mail addresses for technical reasons.

Income Taxes
Income tax expense was $165,000, compared to a $66,000 income tax benefit in the prior-year period, driven by higher non-GAAP operating income.

Asset Management
During the fourth quarter of 2015, Travelzoo generated $3.1 million of cash from operating activities. Accounts receivable increased by $466,000 over the prior-year period to $16.6 million. Accounts payable decreased by $3.2 million over the prior-year period to $23.7 million. Capital expenditures were $397,000, down from $628,000 in the prior-year period. As of December 31, 2015, cash and cash equivalents were $35.1 million.

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Non-GAAP Information and Other
To give an enhanced view of Travelzoo's operating performance, management has calculated non-GAAP operating expense, non-GAAP operating income (loss), non-GAAP operating margin, non-GAAP income tax expense (benefit), non-GAAP effective tax rate, non-GAAP net income (loss) and non-GAAP earnings (loss) per share by excluding the release of a tax reserve related to the unexchanged promotional shares in the twelve months ended December 31, 2015 and excluding the release of reserves related to the unexchanged promotional shares in prior-year periods. The Company believes these metrics assist investors to assess certain business trends in the same way that these trends are analyzed by management. The discussion of these non-GAAP metrics are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Non-GAAP metrics are merely a supplement to, and not a replacement for GAAP financial information. As the only difference between GAAP and non-GAAP information is the release of a tax reserve related to the unexchanged promotional shares in twelve months ended December 31, 2015 and the release of reserves related to the unexchanged promotional shares in prior-year periods, today’s reporting should not be viewed as Travelzoo’s intention to report non-GAAP information in future periods. Refer to the “Reconciliation of GAAP to Non-GAAP Information” section of this press release for important information.

Travelzoo Inc.'s financial results have been adjusted to include the financial results of Asia Pacific for the current and prior periods. In addition, certain prior period statement of operations amounts have been reclassified to conform to current period presentation primarily due to the allocation of facilities costs and separate disclosure of product development costs.

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Conference Call
Travelzoo will host a conference call to discuss fourth quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo is a global media commerce company. With more than 28 million members in Asia Pacific, Europe, and North America and 25 offices worldwide, Travelzoo® publishes offers from more than 2,000 travel, entertainment and local companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.
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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	$32,051	$34,291	$141,716	$153,240
Cost of revenues	4,328	4,640	18,824	19,174
Gross profit	27,723	29,651	122,892	134,066
Operating expenses:
Sales and marketing	17,161	20,729	79,042	83,511
Product development	3,316	2,956	12,528	11,326
General and administrative	6,270	7,603	24,176	29,002
Unexchanged promotional shares	—	(1,833)	—	(7,583)
Total operating expenses	26,747	29,455	115,746	116,256
Income from operations	976	196	7,146	17,810
Other income (loss)	(376)	(348)	(1,242)	91
Income (loss) before income taxes	600	(152)	5,904	17,901
Income taxes	165	(66)	(4,960)	4,839
Net income (loss)	$435	$(86)	$10,864	$13,062
Net income (loss) per share:
Basic	$0.03	$(0.01)	$0.74	$0.88
Diluted	$0.03	$(0.01)	$0.74	$0.88
Weighted average shares:
Basic	14,699	14,734	14,722	14,768
Diluted	14,699	14,734	14,722	14,809

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$35,128	$55,417
Accounts receivable, net	16,590	16,124
Income taxes receivable	1,284	3,756
Deposits	782	86
Prepaid expenses and other	2,167	2,676
Deferred tax assets	1,302	1,311
Total current assets	57,253	79,370
Deposits	501	1,436
Deferred tax assets	1,769	1,432
Restricted cash	1,328	1,393
Property and equipment, net	7,905	9,498
Other assets	15	178
Total assets	$68,771	$93,307
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,655	$26,858
Accrued expenses and other	10,140	11,814
Deferred revenue	1,277	1,472
Income tax payable	477	574
Reserve for unexchanged promotional shares	—	1,393
Note payable to related party	5,658	1,000
Total current liabilities	41,207	43,111
Long-term tax liabilities	3,000	10,936
Long-term deferred rent and other	3,177	3,433
Total liabilities	47,384	57,480
Common stock	161	163
Treasury stock	(23,241)	(21,517)
Additional paid-in capital	30,987	30,586
Accumulated other comprehensive loss	(3,907)	(2,602)
Retained earnings	17,387	29,197
Total stockholders’ equity	21,387	35,827
Total liabilities and stockholders’ equity	$68,771	$93,307

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income (loss)	$435	$(86)	$10,864	$13,062
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	591	854	2,788	2,986
Impairment of software	—	—	—	249
Deferred income taxes	65	411	(341)	303
Stock-based compensation	255	148	401	982
Provision for losses on accounts receivable	79	40	(20)	35
Net foreign currency effects	292	366	1,076	(16)
Changes in operating assets and liabilities:
Accounts receivable	1,071	827	(980)	(830)
Deposits	23	202	141	448
Income tax receivable	462	(163)	2,443	(1,114)
Prepaid expenses and other	407	(368)	534	374
Accounts payable	1,332	2,290	(1,735)	(7,893)
Accrued expenses and other	(1,335)	(155)	(1,490)	52
Income tax payable	(468)	(1,198)	(161)	608
Reserve for unexchanged promotional shares	—	(4,150)	(1,393)	(11,333)
Other non-current liabilities	(87)	119	(7,935)	500
Net cash provided by (used in) operating activities	3,122	(863)	4,192	(1,587)
Cash flows from investing activities:
Release of restricted cash	—	24	64	226
Purchases of property and equipment	(397)	(628)	(1,282)	(3,813)
Net cash used in investing activities	(397)	(604)	(1,218)	(3,587)
Cash flows from financing activities:
Payment for Asia Pacific business	—	—	(16,974)	—
Payment of loan to related party	—	—	(3,250)	—
Proceeds from loan to related party	—	1,000	2,224	1,000
Increase (decrease) in bank overdraft	—	341	(341)	341
Repurchase of common stock, net	(1,569)	—	(1,569)	(5,555)
Reverse/forward stock split, including transaction costs	—	—	(102)	(479)
Net cash provided by (used in) financing activities	(1,569)	1,341	(20,012)	(4,693)
Effect of exchange rate on cash and cash equivalents	(598)	(2,217)	(3,251)	(3,384)
Net increase (decrease) in cash and cash equivalents	558	(2,343)	(20,289)	(13,251)
Cash and cash equivalents at beginning of period	34,570	57,760	55,417	68,668
Cash and cash equivalents at end of period	$35,128	$55,417	$35,128	$55,417
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$68	$690	$801	$4,606
Note payable for Asia Pacific business	$—	—	$5,658	—

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended December 31, 2015	North America	Europe	Asia Pacific	Other (a)	Consolidated
Revenue from unaffiliated customers	$19,404	$10,028	$2,619	$—	$32,051
Intersegment revenue	49	(34)	(15)	—	—
Total net revenues	19,453	9,994	2,604	—	32,051
Operating income	$390	$1,506	$(920)	$—	$976
Three months ended December 31, 2014	North America	Europe	Asia Pacific	Other (a)	Consolidated
Revenue from unaffiliated customers	$21,054	$10,445	$2,792	$—	$34,291
Intersegment revenue	229	(215)	(14)	—	—
Total net revenues	21,283	10,230	2,778	—	34,291
Operating income	$(931)	$348	$(1,054)	$1,833	$196

Twelve months ended December 31, 2015	North America	Europe	Asia Pacific	Other	Consolidated
Revenue from unaffiliated customers	$88,382	$42,588	$10,746	$—	$141,716
Intersegment revenue	519	(456)	(63)	—	—
Total net revenues	88,901	42,132	10,683	—	141,716
Operating income	$5,710	$3,871	$(2,435)	$—	$7,146
Twelve months ended December 31, 2014	North America	Europe	Asia Pacific	Other (a)	Consolidated
Revenue from unaffiliated customers	$95,184	$46,896	$11,160	$—	$153,240
Intersegment revenue	1,006	(921)	(85)	—	—
Total net revenues	96,190	45,975	11,075	—	153,240
Operating income	$7,787	$5,818	$(3,378)	$7,583	$17,810

(a)
Includes a $1.8 million and a $7.6 million release of reserve for the three and twelve months ended December 31, 2014, respectively, related to settlement agreements in connection with a dispute over unclaimed property audits.

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Travelzoo Inc.
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP operating expense	$26,747	$29,455	$115,746	$116,256
Non-GAAP adjustments (a)	—	1,833	—	7,583
Non-GAAP operating expense	$26,747	$31,288	$115,746	$123,839

GAAP operating income	$976	$196	$7,146	$17,810
Non-GAAP adjustments (a)	—	(1,833)	—	(7,583)
Non-GAAP operating income (loss)	$976	$(1,637)	$7,146	$10,227

GAAP operating margin	3.0%	0.6%	5.0%	11.6%
Non-GAAP adjustments (a)	—%	(5.4)%	—%	(4.9)%
Non-GAAP operating margin	3.0%	(4.8)%	5.0%	6.7%

GAAP income tax expense (benefit)	$165	$(66)	$(4,960)	$4,839
Non-GAAP adjustments (b)	—	—	8,413	—
Non-GAAP income tax expense (benefit)	$165	$(66)	$3,453	$4,839

GAAP effective tax rate	27.5%	43.4%	(84.0)%	27.0%
Non-GAAP adjustments (a) (b)	—%	(40.1)%	142.5%	19.9%
Non-GAAP effective tax rate	27.5%	3.3%	58.5%	46.9%

GAAP net income (loss)	$435	$(86)	$10,864	$13,062
Non-GAAP adjustments (a) (b)	—	(1,833)	(8,413)	(7,583)
Non-GAAP net income (loss)	$435	$(1,919)	$2,451	$5,479

GAAP diluted earnings (loss) per share	$0.03	$(0.01)	$0.74	$0.88
Non-GAAP adjustments (a) (b)	—	(0.12)	(0.57)	(0.51)
Non-GAAP earnings (loss) per share	$0.03	$(0.13)	$0.17	$0.37

(a)
Includes a $1.8 million and a $7.6 million release of reserve for the three and twelve months ended December 31, 2014, respectively, related to settlement agreements in connection with a dispute over unclaimed property audits.

(b)	Includes an $8.4 million release of a tax reserve for the twelve months ended December 31, 2015, related to the unexchanged promotional shares.

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